Exhibit 10.1
AMENDMENT
TO
CERTEGY INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     THIS AMENDMENT is made this 31st day of December, 2007, by Fidelity National Information Services, Inc. (f/k/a CERTEGY INC.) (the “Company”);
W I T N E S S E T H:
     WHEREAS, the Company established the Certegy Inc. Supplemental Executive Retirement Plan effective as of November 5, 2003 (the “Plan”); and
     WHEREAS, the Company now desires to amend the Plan to freeze all benefit accruals as of December 31, 2007, to provide that there no new Participants shall be eligible to participate in the Plan after December 31, 2007, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, to provide an in-service payment option, and otherwise as hereinafter provided.
     NOW, THEREFORE, the Plan is hereby amended, as follows:
1.
     The Plan is hereby amended to provide that (i) no new Participants shall be eligible to participate in the Plan after December 31, 2007, (ii) each current Participant’s Accrued Benefit under the Plan shall be frozen as of the close of business on December 31, 2007, and (iii) no Participant shall accrue any additional benefits under the Plan after the close of business on December 31, 2007.
2.
     Section 1.1 of the Plan is hereby amended by adding the following as a new Section (hh):
     “(hh) Section 409A: Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other applicable guidance promulgated thereunder.”
3.
     Article III of the Plan is hereby amended by adding the following as a new Section 3.10:
     “3.10 In-Service Payment Date: Irrespective of the other Sections of this Article III, a Participant may irrevocably elect on or before December 31, 2007, in accordance with procedures established by the Administrator, to receive his Accrued Benefit while still employed by the Company, payable in a lump sum on a specified date. The amount of the lump sum payment will be calculated in accordance with Section 3.8(c) subject to reduction as provided in Section 3.9 using the specified in-service payment date as the date of termination of employment and the payment commencement date wherever applicable. The lump sum payment shall be made on the specified in-service payment date or, if a delay is necessary to calculate the Accrued Benefit, the amount of the lump sum, or the amount of the offset under Section 3.9 of the Plan, on a date no later than 15 days after the specified in-service payment date.”
4.
     Article III of the Plan is hereby further amended by adding the following as a new Section 3.11:
     “3.11 Six-Month Delay for Specified Employees. Notwithstanding the other provisions of this Plan, in the event a Participant who is a “specified employee” (as determined by the Administrator in accordance with procedures that are consistent with Section 409A) becomes entitled to payments upon Retirement or any other termination of employment that are subject to Section 409A, such payments shall not commence until the first business day following the date 6 months after such Participant incurs a “separation from service” (as determined by the Administrator in accordance with procedures that are consistent with Section 409A) and, on such date, the payments that would have been made during such six-month period shall be made.”
5.
     This Amendment shall be effective as of the date it is executed subject to any later effective date specifically identified above. Except as hereby modified, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first written above.

Fidelity National Information Services, Inc. (f/k/a CERTEGY INC.)
By:	/s/ Jeffrey S. Carbiener
	Name:	Jeffrey S. Carbiener
	Title:	Executive Vice President and Chief Financial Officer

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